Exhibit P(5)

Global Personal Investments Policy

October 30, 2025

Global Personal Investments Policy

Effective Date: October 30, 2025

1.	Introduction

Employees are required to place the interests of our clients first and avoid transactions, activities and relationships that might interfere or appear to interfere with making decisions in the best interests of clients of BlackRock. The Global Personal Investments Policy (the “Policy”) sets forth general rules that employees must adhere to with respect to personal trading and investment activities. Employees’ personal trading and investment activities must not result in (i) any conflict of interest between employees and the firm’s duty to its clients or otherwise appear improper; (ii) misuse of insider or confidential information; (iii) adverse impact to market integrity such that it amounts to market abuse; (iv) constitutes a breach of applicable regulatory and/or legal requirements1. Therefore, before undertaking any trading activity, employees must consider whether the potential transaction raises a conflict of interest or the appearance of conflict of interest with BlackRock, and/or its clients. In particular, prior to making a personal investment decision regarding a Private Investment, an Employee should consider whether the private investment opportunity should be reserved for a client instead, and whether the Employee has any influence over a client’s subsequent consideration of the same opportunity. BlackRock encourages its Employees to undertake investments for the long term and discourages short-term speculative trading.

Objective and Scope

2.	Scope

The Policy governs the personal trading and investment activities of all Employees of BlackRock, Inc. and its subsidiaries (“BlackRock”) globally. It should be read in conjunction with BlackRock’s other compliance policies.

Please refer to the Personal Investments Summary in Section 3 for a reference guide to this Policy and Annex 1 for a list of all defined terms. Japan Employees should refer to Annex 2 for additional requirements.

Any exception to this Policy must be pre-approved by the Employee Compliance team.

The Employee Compliance team will provide this Policy, and any amendment to this Policy, to each Employee. Each Employee must acknowledge receipt of the Policy (and any amendment thereto).

In the event an Employee is unsure about the meaning or application of any aspect of this Policy or other related policies and procedures, they should contact the Employee Compliance team promptly. It is the responsibility of each Employee to familiarize themselves with the requirements outlined in this Policy and, where required, seek necessary guidance from the Employee Compliance team.

1	This Policy is intended to address the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended, Rule 17j-1 under the Investment Company Act of 1940, as amended, FCA COBS 11.7, MIFD II 2017/565 and other applicable regulations.

Limited

Global Personal Investments Policy

October 30, 2025

3. Personal Investment Requirements Summary

The table below summarizes the requirements under this Policy by instrument type. A check (✓) means that the noted Policy requirement applies. “Exempt from requirements” means that the Policy requirements do not apply. “Prohibited Instrument” means that employees are not allowed to trade the instrument type per the Policy.

Employees should also refer to Sections 11 and 12 below for additional restrictions that may apply to the instrument types noted below.

Please see Annex 2 for additional requirements relating to Japan. Taiwan SITE employees are required to pre-clear open-ended BlackRock mutual funds.

Asset Type	Disclosure Required	Preclearance Required	60 days holding period required (subject to short term trading profit requirement)

BlackRock securities during open trading window	✓	✓	Exempt from Requirements

Cash Investments: Cash or Cash equivalents (bank deposit accounts), Certificate of Deposits, Commercial Papers, Banker’s Acceptances	Exempt from Requirements

Closed Ended Funds	✓	✓	✓

Commodities and currency instruments	Exempt from Requirements

Commodities and currency futures contracts unless Employees are informed of a restriction or pre-clearance requirement by the Employee Compliance team.	Exempt from Requirements

Contract for Difference - CFO (For EMEA & Japan)	Prohibited Instrument

Contract for Difference - CFO (For locations other than EMEA & Japan)	✓	✓	✓

Corporate Actions (Rights Issue, Bonus Issue, Stock Split, Stock Options subscription - only purchase)	✓	Exempt from Requirements

Corporate Bonds	✓	✓	✓

Cryptocurrency, including Bitcoin and Ether, unless Employees are informed of a restriction or pre-clearance requirement by the Employee Compliance team	Exempt from Requirements

Debt-based crowdfunding initiatives	Exempt from Requirements

DRIPs and DSPPs	✓	Exempt from Requirements

Equity (Not part of the indices mentioned below)	✓	✓	✓

Limited

Global Personal Investments Policy

October 30, 2025

Equity (Part of S&P200, FTSE 100, S&P/TSX60 or ASX 100)	✓	✓	Exempt from Requirements

Equity and investment-based crowdfunding	✓	✓	✓

Exchange Traded Funds (ETFs) listed in Annex 3 of the Global Personal Investments Policy	✓	✓	Exempt from Requirements

Exchange Traded Funds (ETFs) Not listed in Annex 3 of the Global Personal Investments Policy.	✓	✓	✓

Foreign Exchange	Exempt from Requirements

Futures - Commodities and currency contracts unless Employees are informed of a restriction or pre-clearance requirement by the Employee Compliance team.	Exempt from Requirements

Futures - Index with 100 or more constituents (Permissible Futures)	✓	✓	Exempt from Requirements

Futures - Index with less than 100 constituents (Permissible Futures)	✓	✓	✓

Futures - Government Bonds issued by G7 members (Permissible Futures)	Exempt from Requirements

Futures - Government Bonds issues by non G7 members (Permissible Futures)	✓	✓	✓

Futures (other than Permissible Futures)	Prohibited Instrument

Government Bonds issued by G7 (Treasuries, Gilt etc.)	Exempt from Requirements

Government Bonds issued by Non-G7 (Treasuries, Gilt etc.)	✓	✓	✓

IPOs (other than municipal savings bank IPOs for depositors only)	Prohibited Instrument

Managed Account Transactions	Exempt from Requirements

Municipal Bonds	✓	✓	✓

Open Ended Mutual Funds - BLK US domiciled Only	✓	Exempt from Requirements

Open Ended Mutual Funds, or open-end investment companies, unit trusts, SICAVs (non-BlackRock or non-US domiciled BLK funds)	Exempt from Requirements

Options (other than Permissible Options)	Prohibited Instrument

Permissible Options in securities part of (S&P200, FTSE 100, S&P/TSX60 or ASX 100)	✓	✓	Exempt from Requirements

Limited

Global Personal Investments Policy

October 30, 2025

Permissible Options in Indices with 100 or more constituents	✓	✓	Exempt from Requirements

Permissible Options in Indices with less than 100 constituents	✓	✓	✓

Permissible Options in ETFs listed in Annex 3	✓	✓	Exempt from Requirements

Permissible Options in ETFs NOT listed in Annex 3	✓	✓	✓

Private Investments	✓	✓

Repurchase Agreements	Prohibited Instrument

Spread Betting on Financial Instruments	Prohibited Instrument

Taiwan BlackRock SITE funds	✓	✓	✓

Policy / Document Requirements and Statements

4.	Account Disclosure

4.1 Disclosure of Personal Investment Accounts in MCO.2

Employees are required to disclose all Personal Investment Accounts. Employees in Canada and Japan should check with their local Legal & Compliance team for how this requirement applies to them.

•

New Employees are required to disclose all Personal Investment Accounts as well as any Reportable Investments held within such accounts within 10 days of joining the firm. See the Employee Disclosure Requirements under Section 5 of this Policy for additional details.

•

Existing Employees must promptly disclose any new Personal Investment Account. This includes disclosure of any account which, due to account set-up changes (including scope of underlying investments) was previously deemed out-of-scope.

Note: Trading in an undisclosed account will be constituted as non-compliance of this Policy.

A Personal Investment Accounts includes any Related Person Account. It is the responsibility of the Employee to ensure they familiarize themselves with the requirements applicable to their Related Persons and take necessary steps to communicate these requirements with their Related Persons. Any transactions undertaken in a Related Persons Account that do not comply with the requirements outlined in this Policy will constitute a non-compliance of this Policy by the Employee.

4.2 Managed Accounts

If an Employee has a Personal Investment Account that is managed on a discretionary basis by a third-party (account has an investment management, trust or similar agreement) which specifically documents in writing that the Employee does not have any Direct or Indirect Influence or Control, and the Employee wishes to exempt such account from the restrictions set forth in this Policy as a Managed Account, the Employee must disclose the account on MCO. The Employee will also be required to obtain written confirmation from the investment adviser/manager, or trustee managing their account that:

2	Note that employees who are FINRA registered representatives are also required to notify the broker or financial institution maintaining their account that they are employed with BlackRock. Please see the Broker Dealer Written Supervisory Procedures for additional detail.

Limited

Global Personal Investments Policy

October 30, 2025

i.

the account is managed on a discretionary basis and/or that the Employee (or, if applicable, their Related Person) do not exercise investment discretion or otherwise have Direct or Indirect Influence or Control over investment decisions; and

ii.	the account will be managed in accordance with the investment restrictions outlined by BlackRock (as described below under “Investment Restrictions”).

If an Employee’s Personal Investment Account is approved as a Managed Account, the Employee is required to complete an annual certification in MCO attesting that the account continues to be maintained in accordance with the restrictions outlined in the Managed Account Forms. In the event, the account no longer meets the prerequisites of a Managed Account, the Employees must promptly notify the Employee Compliance team to ensure the account classification is updated and applicable requirements are adhered to.

While Employees are required to disclose their Managed Accounts, subject to the limitations set forth below under “Investment Restrictions,” Employees are not required to obtain pre-clearance approval under Section 7 of this Policy with respect to transactions in the Managed Account. Further, unless otherwise communicated by the Employee Compliance team, holdings and transactions in a Managed Account will not be subject to reporting requirements, including those applicable to Reportable Investments in Section 5 (Employee Disclosure and Certification), or the requirements and restrictions set forth in Sections 6 (Approved Broker Requirements for Personal Investment Accounts), 8 (Prohibited Transactions, other than those noted in the Investment Restrictions section below and also included in the Managed Account Exemption Form), 10 (Blackout Periods – Trading Against Clients) and 11 (Ban on Short-Term Trading Profits).

That being said, from time to time, Managed Account(s) may be subject to periodic monitoring. Employees may be required to supply a quarterly statement for Managed Accounts. When such requests are made, Employees must provide the statements to the Employee Compliance team within 30 days of the request.

Investment Restrictions: The following investments are not permitted in Managed Accounts. It is the Employee’s responsibility to communicate these investment restrictions to the manager, investment adviser, trustee, or other fiduciary managing your Managed Account.

•	BlackRock closed-end funds domiciled in the US (only applicable for section 16 Employees);
•	IPOs and Private Investments; and
•	Any other restrictions outlined in any other BlackRock policy pertaining to BlackRock securities or otherwise communicated by the Employee Compliance team.

4.3 Exempt Personal Investment Accounts

While all Personal Investment Accounts must be disclosed pursuant to Section 4.1 above, holdings and transactions in the following Personal Investment Accounts are not subject to the requirements regarding reporting of Reportable Investments in Section 5 (Employee Disclosure and Certification), or the requirements and restrictions set forth in Sections 6 (Approved Broker Requirements for Personal Investment Accounts), 7 (Transaction Pre-Clearance Requirement), 8 (Prohibited Transactions), 10 (Blackout Periods - Trading Against Clients) and 11 (Ban on Short-Term Trading Profits):

(i) Pension arrangements where you do not have Direct or Indirect Influence or Control and/or where you are not permitted to invest directly in any instruments that fall in the definition of Reportable Investments.

Note: BlackRock Sponsored Pension plans that do not meet the above requirements must be disclosed.

(ii) Employee Benefit Trust Accounts in Hong Kong and Singapore.

(iii) Donor Advised Fund (OAF) Accounts provided such OAF accounts do not invest or hold any Reportable Investments.

4.4 Requesting Exemption for Certain Related Person Accounts

While all Personal Investment Accounts, including all Related Person Accounts, must be disclosed pursuant to Section 4.1 above, Employees can request exemption from certain of the reporting, pre-clearance and transaction restrictions and requirements with respect to a Related Person account in which the Employee has no Direct or Indirect Influence or Control and there is a clear separation in management of finances. If such a request is approved by Employee Compliance, the account will be designated as an Exempt Related Person Account

Limited

Global Personal Investments Policy

October 30, 2025

Upon receiving approval for the exemption, and unless otherwise communicated by Employee Compliance, holdings and transactions in the Exempt Related Person Account are not subject to ongoing reporting requirements, or the requirements and restrictions set forth in sections 6 (Approved Broker Requirements for Personal Investment Accounts), 7 (Transaction Pre-Clearance Requirement), 8 (Prohibited Transactions, other than those noted in the Related Person Exemption Form), 10 (Blackout Periods - Trading Against Clients) and 11 (Ban on Short-Term Trading Profits).

That being said, from time to time, an Exempt Related Person Account(s) may be subject to periodic monitoring. Employees may be required to supply a quarterly statement for such accounts. When such requests are made, Employees must provide the statements to the Employee Compliance team within 30 days of the request. Employees should contact their regional Employee Compliance team for details regarding the approval process.

5. Employee Disclosure and Certification

5.1 Initial Disclosure Requirements for New Employees

•

Initial Reportable Investments Holdings and Personal Investment Accounts Certification: Within ten days of joining BlackRock, Employees must disclose all Personal Investment Accounts and Reportable Investments holdings in accordance with Section 4.1 of this Policy. Employees are required to complete this certification even if they have no Personal Investment Accounts or any Reportable Investment holdings to disclose in MCO.

•	Current Information: The information Employees provide must be current (no older than 45 calendar days, prior to an Employee commencing employment with BlackRock).

5.2 Annual Certification

Employees must attest to the accuracy and completeness of all information (account details, security holdings, etc.) provided to BlackRock on an annual basis.

This includes, certifying annually (or more frequently as deemed appropriate by L&C) that Employees have disclosed:

i.	All Personal Investment Accounts and Reportable Investments held by them and/or by any Related Person in accordance with requirements outlined in Section 4.1 of this Policy;
ii.	Reportable Investment details are accurate and updated and, to the extent an Employee holds Private Investments, they must also certify there are no new perceived or actual conflicts of interest.

Employee Compliance team may conduct a periodic review of Employee Private Investments and may request additional information from employees on their Private Investments.

6.	Approved Broker Requirements for Personal Investment Accounts

All Employees and their Related Persons are required to conduct their Reportable Investments through an Approved Broker3. Approved Brokers generally provide an electronic feed of Employee personal trading activity directly to BlackRock. Employees are required to authorize/provide consent (where applicable) to their Approved Brokers to share with BlackRock details of their personal transactions through an electronic feed to facilitate ongoing monitoring in accordance with applicable regulatory requirements.

It is the responsibility of Employees to rescind any consent/authorisation provided to their broker or otherwise instruct their broker to not share such Employee’s or their Related Person’s personal trading information with BlackRock if such Employee is no longer employed by BlackRock or if any of their Related Person’s account is no longer reportable due to changes in personal circumstances i.e., no Beneficial Ownership and no Direct/Indirect Influence or Control.

3    Note that Contingent Workers are not required to move their Personal Investment Accounts to an Approved Broker.

Limited

Global Personal Investments Policy

October 30, 2025

Brokers that do not provide electronic feeds may pose a risk to BlackRock and, for this reason, any exception to the requirement to maintain a Personal Investment Account with an Approved Broker must be approved by the Employee Compliance team4. Managed Accounts under Section 4.2 of this Policy are not subject to the Approved Broker requirements. Personal Investment Accounts that can only hold Private Investments are not subject to Approved Broker requirements.

Using an Approved Broker for a Personal Investment Account does not constitute approval to undertake personal trading; as described in Section 7 below, every transaction pertaining to an In-scope Investment from a Personal Investment Account must be pre-cleared absent an exception in this Policy (e.g., for a Managed Account).

6.1 Disclosing your Personal Investment Account Information: All Personal Investment Accounts must be disclosed in MCO.

Any Employee or Related Person who maintains a Personal Investment Account (other than a Managed Account or an account restricted to only hold Private Investments) with a broker that does not submit reportable transactions and holdings information to BlackRock via an electronic feed is required to close the non-approved Personal Investment Account within 60 calendar days of receiving initial notification from the Employee Compliance team unless otherwise communicated by Employee Compliance team.

Note: As BlackRock does not have Approved Broker for Employees based in Canada, LATAM (except Mexico) and has a limited number of Approved Brokers in EMEA (except United Kingdom). Employees in these locations (except Mexico and United Kingdom) can continue to maintain Personal Investment Accounts at non-approved brokers subject to the reporting requirements noted in Sections 6.2 and 6.3 below.

6.2 Reporting Personal Investment Account Information:

Employees and their Related Persons are required to provide the following information in connection with their Personal Investment Account when not held with an Approved Broker and/or where electronic feeds has not been set-up.

1.	Trade confirmations for transactions in In-Scope Investments must be submitted to BlackRock within five (5) calendar days of trade execution; and
2.	Subject to the exceptions noted below, quarterly statements including transactions in Reportable Investments must be submitted to BlackRock within thirty (30) calendar days of the quarter end.
3.	Annual statements must be provided for the following type of Personal Investment Accounts: Child Trust Funds (UK), Postanska Stedionica Banka AD (Serbia), and share registry accounts (global).

Note: The above requirements to provide trade confirmations and quarterly statements are applicable to all Employees holding Personal Investment Accounts with non-approved brokers.

If an Employee transacts directly with the issuer in a direct stock purchase plan or Dividend Reinvestment Plan (“ORIP”), the Employee must disclose the Personal Investment Account information and the name of the transfer agent or bank that executes such transactions.

6.3 Reporting Private Investment Transactions:

In the case of Private Investments, Employees are required to provide documentation to evidence the amount invested at the time of investment and upon request from the Employee Compliance team.

Employees are required to notify the Employee Compliance team as soon as reasonably possible if they are aware of a perceived or actual conflict of interest with their private transaction.

4	Note that the Global Approved Broker List includes a limited number of brokers that do not provide electronic feeds, for example, in jurisdictions where electronic feeds generally are not available. Any employee who maintains a Personal Investment Account with a broker that does not provide BlackRock with an electronic feed, whether an Approved Broker or not, is responsible for the information delivery requirements in Sections 5 and 6.1 of this Policy.

Limited

Global Personal Investments Policy

October 30, 2025

Repeated failure to provide transaction confirmation and/or quarterly statements in a timely manner constitutes non-compliance. Sanctions may include, but are not limited to, rescinding any exemption granted to the employee to maintain account with a non-approved broker.

7. Transaction Pre-Clearance Requirement

7.1 Pre-clearing In-Scope Investments other than Private Investment Transactions

Employees must submit a pre-clearance request in MCO and receive an approval before undertaking any transaction pertaining to any In-scope Investment (other than a Private Investment Transaction) in any Personal Investment Account (or with respect to which the Employee or their Related Person has any Beneficial Ownership), including transactions to purchase, sell, transfer (where there is a change in ownership), stock options exercises, and gifts/donations.

Approval validity

Pre-clearance approvals, whether for market orders5 or limit orders6, are valid only on the day the approval is received. Employee trade order must be executed on the same day by the time the market on which the security is traded closes. It is Employee’s responsibility to ensure that limit orders are always set as “Good for Day”. Pre-clearance obtained on weekends (unless the market is open on the day) or during public holidays or after-market hours is not valid.

7.2 Preclearing Private Investment Transactions

Employees must obtain pre-clearance before any Private Investment Transaction with respect to which the Employee or his/her Related Person has or would have any Beneficial Ownership by submitting the Private Investment Pre-clearance Form via the MyComplianceOffice (‘MCO’) system for review by their line manager and the Employee Compliance team.

Employees are required to attach supporting documents (including a pitch document, if available) that provides an overview of the company/investment/transaction as part of the pre-clearance request in MCO.

Business approval

Employees are required to obtain approval from their line manager (at least Managing Director level) by submitting the Private Investment Pre-clearance Form, via MCO.

The line manager should consider any potential or perceived conflicts of interest in relation to the Employee’s Private Investment Transaction. The following factors, amongst others, should be considered:

•	Has the Employee discussed the same private company or fund with any BlackRock clients?
•

Has the Employee ever provided any services (e.g., investment advice or research) relating to the same private company or fund (e.g. research on the private fund performance or provision of services to the private company)?

•

If the Employee has authority to make investment decisions on behalf of a client or provides investment advice or information (e.g. research) to such clients, is the private investment opportunity outside of the specific sector area/thematic research coverage as the client portfolios they oversee?

If there is a potential or perceived conflict identified with the request, the business approver should discuss with the Employee and escalate to Legal & Compliance as appropriate.

5	Buy or sell transactions placed at current market price.
6	Buy or sell transactions placed at a pre-determined price (detailed within the pre-clearance request).

Limited

Global Personal Investments Policy

October 30, 2025

Compliance approval

Employees may only proceed with their Private Investment Transaction following receipt of approval in MCO and email confirmation from the Employee Compliance team.

A Private Investment Transaction request by Employees within the Private Markets team requires enhanced review to ensure there are no potential or perceived conflicts associated with investments.

Employees who have the authority to make investment decisions on behalf of clients, or provide investment advice or information (e.g., research) to such clients, are generally prohibited from making a Private Investment in the same specific sector area/thematic research coverage area as the client portfolios to which they provide these services. In limited circumstances, exemptions may be permitted subject to discussion and explicit pre-approval by the employee’s Business Head or COO. If a conflict of interest is identified relating to a Private Investment Transaction, Employees are required to comply with any Legal & Compliance requirements to manage and mitigate the conflict, including, but not limited to, a lock-up period, existing the existing the personal investment and/or recusal from the client decision potentially impacted by the conflict.

Approval Validity

Private Investment Transaction request approval is only valid for 30 calendar days from the approval date, unless the investment is made in tranches and does not exceed the original approved aggregate amount (which should be made clear in the disclosure form).

7.3 Transactions not subject to Pre-clearance

Employees are not required to obtain pre-clearance approval to transact in those items noted in section 3, or for the following transactions:

•	Purchases of common stock under an Employee Stock Purchase Plan/vested Restricted Shares Units (however, sales of the same must be pre-cleared).

•	Commodities (including futures on commodities) unless Employees are informed of a restriction or pre-clearance requirement by the Employee Compliance team.

•	Foreign exchange (including currency futures) unless Employees are informed of a restriction or pre-clearance requirement by the Employee Compliance team.

•	Direct Stock Purchase Plans, and any securities purchased pursuant to a dividend reinvestment plan.

•	Securities acquired by an exercise of rights to the holders of a class of securities (however, sales of the same must be pre-cleared).

•	Stock dividend, stock split, or similar corporate distribution.

•	Exercise of employee stock options (however, sales of the same must be pre-cleared).

•	Direct investments into cryptocurrency, including Bitcoin and Ether, unless Employees are informed of a restriction or pre-clearance requirement by Employee Compliance.

Note: Cryptocurrency ETFs are subject to pre-clearance.

•	Transfer of securities with no change in Beneficial Ownership e.g. (transfer from one account in your name to another account in your name).
•	Capital calls for an existing committed capital/investment for which private investment approval has been obtained.

7.4 Transactions subject to one time Pre-clearance

Subject to the below mentioned conditions being met, Employees may only be required to seek one time pre-clearance for Monthly Investment Plan (MIP)/Systematic Investment Plan (SIP) so long as the original transaction instructions (as captured in the initial preclearance) remain unchanged.

•	Transactions in any In-scope Investments via Monthly Investment Plan (MIP)/Systematic Investment Plan (SIP) require an initial one-time pre-clearance before an Employee enrolls into the plan.
•	The subsequent periodic investments in the same In-scope Investment as initially pre-cleared will not require pre-clearance.

Limited

Global Personal Investments Policy

October 30, 2025

•

Any changes to the terms of such Monthly Investment Plan (MIP)/Systematic Investment Plan (SIP) including, but not limited to, the underlying security, amount or quantity that is traded or frequency, must be notified to Employee Compliance and pre-cleared.

Note:

•

Please note, sales of investments accumulated as part of Monthly Investment Plan (MIP)/Systematic Investment Plan (SIP) will require pre-clearance. Employees may only be permitted to sell a portion of their holdings that they have held for more than 60days. Please consult Employee Compliance for additional guidance.

•

While submitting the pre-clearance, Employees must mention in the comments that the preclearance request pertains to investment via MIP/SIP plan along with details of the MIP/SIP plan, such as the quantity/amount to be invested, frequency, and day of trade.

8. Prohibited Transactions

Employees and their Related Persons are prohibited from engaging in Prohibited Transactions mentioned below for any account in which they or the Related Person has any Beneficial Ownership.

•	Initial Public Offerings (“IPOs”) except for investments in mutual saving bank IPOs by depositors or certain offerings directed or sponsored by BlackRock (as may be permitted by Legal & Compliance).
•	IPOs associated with Special Purpose Acquisition Companies (SPACs) and other transactions in the private SPAC cycle including its related de-SPACing vehicle, usually a PIPE.
•	Repurchase Agreements.
•	Short selling.
•	Spread betting on financial markets and instruments.
•	Contracts For Difference (“CFO”) (only prohibited in EMEA and Japan).
•	Options other than Permissible Options (as defined in this Section 3).
•	Futures other than Permissible Futures (as defined in this Section 3); and/or
•

Employees who have the authority to make investment decisions on behalf of clients, or provide investment advice or information (e.g., research) to such clients, are generally prohibited from making a Private Investment in the same specific sector area/thematic research coverage area as the client portfolios to which they provide these services.

9. Permissible Options and Futures

9.1 Options: Subject to pre-clearance for any options that are In-Scope Investments, Employees and their Related Persons are permitted to engage in transactions in Permissible Options. Any transaction in options other than Permissible Options for any account in which an Employee or Related Person has any Beneficial Ownership is prohibited pursuant to Section 8 of this Policy.

9.2 Futures: Subject to pre-clearance for any futures that are In-Scope Investments, Employees and their Related Persons are permitted to trade in Permissible Futures. Any transaction in future other than Permissible Futures for any account in which an Employee or Related Person has any Beneficial Ownership is prohibited pursuant to Section 8 of this Policy.

10. Blackout Periods - Trading Against Clients

10.1 Specific Knowledge Blackout Period: Employees and their Related Persons may not trade in a security, option or futures contract at a time when they know of another’s intention to trade that same security, options or futures contract on behalf of a client.

10.2 Portfolio Employee Blackout Periods:

•

7 Day Blackout Period: Portfolio Employees and their Related Persons may not trade in a security, option or futures contract within 7 calendar days before or after the trade date of a transaction in that security, option or futures contract with respect to a client/fund account over which the Portfolio Employee’s team has authority.

Limited

Global Personal Investments Policy

October 30, 2025

•

15 Day Blackout Period: Portfolio Employees and their Related Persons may not trade in a security, option or futures contract that the Portfolio Employee is considering, or has considered and rejected for purchase or sale, for a client within the 15 calendar days preceding the proposed trade unless pre-approval is obtained by Legal & Compliance in consultation with the Employee’s supervisor.

10.3 Blackout Period Exemptions

Blackout period restrictions do not apply to the following transactions:

•	Transactions not subject to pre-clearance as identified in Section 7.3 of this Policy; and/or
•	Securities of a company included in the S&P 200, FTSE 100, S&P/TSX 60 or ASX 100.

11. Ban on Short-Term Trading Profits

Employees and their Related Persons may not profit from the purchase then sale, or the sale then purchase, of the same security, option or futures contract within a 60-calendar day period and are only permitted to trade on the 61st day. The profit is calculated from the price differential between the trades, regardless in which account(s) the transactions took place:

•	If selling, you are considered to profit from the sell if the sell price is higher than the price(s) at which it was bought within the last 60 calendar days;
•	If buying, you are considered to profit from the buy if the purchase price is lower than the price(s) at which it was sold within the last 60 calendar days.

This restriction does not apply to the following list of transactions, which list may be updated periodically at the discretion of Legal & Compliance:

•	Transactions not subject to pre-clearance as identified in Section 7.3 of this Policy;
•	Securities of a company included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100;
•	Permissible Options on securities of a company included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100;
•	ETFs listed on Annex 3, as updated from time to time by the Employee Compliance team;
•	Options on ETFs listed on Annex 3, as updated from time to time by Legal & Compliance (excludes Japan employees);
•	Options on Indices consisting of 100 or more components;
•	Transactions in BlackRock, Inc. (BLK) and BlackRock TCP Capital Corp (TCPC) during open window periods and with prior pre-clearance approval. (Note, day trading is not permitted in BLK TCPC); and/or
•	Transactions executed at a loss.

Note: The short-term trading profit requirement identifies a profit based on price per share from the purchase and sale, or sale and purchase, of the same security traded within 60 calendar days, regardless of which account(s) the security was traded in. The Policy does not consider the loss made on the accumulated position, even if the entire position is sold then subsequently, shares are bought back within 60 calendar days. Accordingly, it is possible that there is a short-term trading profit for purposes of this Policy, and therefore subject to the restrictions set forth in this Section 11, even when there was an overall loss on the aggregate position. Additionally, commission and other fees are not considered when determining profit/loss.

12. Insider Trading

Employees must comply with BlackRock’s Global Insider Trading Policy at all times, as well as applicable laws, including but not limited to the U.S. federal securities laws, when undertaking any personal investment activities.

Limited

Global Personal Investments Policy

October 30, 2025

In addition, Employees must notify Legal & Compliance immediately if they receive, or expect to receive, material non-public information. Legal & Compliance will determine the restrictions, if any, that will apply to such Employee’s communications and business activities while in possession of that information.

13. Personal Trading Policy Violations

BlackRock expects all Employees to comply with the spirit of this Policy as well as the specific rules contained in this Policy. Employee personal trading is subject to monitoring by BlackRock. Any violations of this Policy must be reported promptly to the Employee Compliance team. BlackRock will determine on a case-by-case basis what remedial action should be taken in response to any violation. This may include disgorgement of profits and/or limiting an Employee’s personal trading for some period. Violations of this Policy, including but not limited to violations relating to trading activity and the obligation to provide information to BlackRock, may result in disciplinary action, up to and including termination.

Policy Owner

For any questions or clarification of the policy, please reach out to your regional Employee Compliance Team, Parul Sharma (Policy Owner) or refer to the FAQs by clicking here.

Contact Details

Email: personaltrading@blackrock.com

Hotline:

•	APAC 34-3000
•	EMEA 23-3332
•	AMRS 10-3700

Limited

Global Personal Investments Policy

October 30, 2025

ANNEX 1: Defined Terms:

1. Approved Broker: “Approved Broker” means a broker listed on the Global Approved Broker List which provide either a direct electronic feed or indirect feed of Employees’ personal trading activity directly to BlackRock.

2. Beneficial Ownership: “Beneficial Ownership” means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Examples of forms of Beneficial Ownership include interests that are:

i.	held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.
ii.	held in an Employee’s Related Person Account.
iii.

owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

iv.	in a person’s individual retirement account.
v.	in a person’s account in a 401(k) or similar retirement plan.
vi.

owned by a trust of which the person is (i) a beneficiary and has investment control over the assets of the trust or (ii) is the trustee of a trust and his or her family members are beneficiaries of such trust.

vii.

owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

3. Contingent Worker: “Contingent Worker” means (i) temporary workers contracted through a third party to perform a short term, defined time period, or specific project assignment and (ii) interns with a tenure of 6 months or more.

4. Direct or Indirect Influence or Control: “Direct or Indirect Influence or Control” includes: (i) ability to direct trades through joint ownership, trading authorization or any other arrangement; (ii) suggesting purchases or sales of investments to a trustee or third-party manager; (iii) consulting with a trustee or third-party manager as to the particular allocation of investments to be made in the account; and (iv) discussions with a trustee or third-party manager concerning account holdings.

5. Employee: “Employee” means full time employees and Contingent Workers.

6. Exempt Related Person Account: “Exempt Related Person Account” means a Related Person account in which the Employee has no Direct or Indirect Influence or Control and there is a clear separation in management of finances and which has been approved by the Employee Compliance team as an Exempt Related Person Account pursuant to Section 4.4 of this Policy.

7. In-scope Investments: “In-scope Investments” includes:

i.	Single stocks
ii.	Bonds/debentures
iii.	Exchange Traded Funds (ETFs), including iShares ETFs
iv.	Closed-end funds, including investment trusts
v.	Taiwan BlackRock SITE funds
vi.	Permissible Options and Permissible Futures
vii.	Private Investments
viii.	Any other investment instruments other than those defined as Out-of-Scope Investments.

8. Managed Account: “Managed Account” means a Personal Investment Account where Employees and/or their Related Persons do not exercise any Direct or Indirect Influence or Control and which has been approved by Legal & Compliance for treatment as a Managed Account in accordance with Section 4.2 of this Policy.

9. Permissible Futures: “Permissible Futures” include the following futures:

1.	Currency futures;
2.	Physical commodity futures; and/or
3.	Futures on Indices.

Please see Section 3 for a summary of how particular instruments are treated under this Policy.

Limited

Global Personal Investments Policy

October 30, 2025

10. Permissible Options: “Permissible Options” include the following types of options transactions:

•	Options on ETFs and Indices;
•

Covered Calls - Selling call options against existing, long stock positions of companies included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100 (and transactions to close out these positions including buying a call option for an existing short call on the underlying); and/or

•

Protective Puts - Buying a put on existing, long stock positions of companies included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100 (and transactions to close out these positions including selling a put option for an existing put option on the underlying).

Please see Section 3 for a summary of how particular instruments are treated under this Policy.

11. Personal Investment Account: “Personal Investment Account” includes all accounts (i) that can hold or trade any Reportable Investments and/or has a brokerage capability (i.e., this generally includes any account in which you hold or have the ability to hold or transact in any investment), and (ii) with respect to which the Employee has Beneficial Ownership and/or Direct or Indirect Influence or Control.

In addition to accounts in the name of the Employee, the definition of “Personal Investment Accounts” also includes Related Person(s) Accounts.

Personal Investment Accounts include all open accounts - even if the account is not “active” or if it has a zero-balance - including all accounts that are managed on an Employee’s behalf by a third party.

12. Portfolio Employee: “Portfolio Employee” means any Employee who has the authority to make investment decisions or direct trades on behalf of a client account/fund or any other Employee who provides investment-related information or advice to such Employee, helps execute such Employee’s decisions, or directly supervises such Employee, each with respect to a client account/fund.

13. Private Investment: “Private Investment” means Beneficial Ownership of a non-listed security, including investment in a non-BlackRock private fund (e.g. hedge funds, private equity funds) or private company.

14. Private Investment Transaction: “Private Investment Transaction” means an acquisition, follow-on investment, redemption, disposition, or other transaction in a Private Investment.

15. MCO: “MCO” means MyComplianceOffice.

16. Related Person: “Related Person” means the Employee’s (a) spouse, domestic partner, or minor children and (b) adult children, parents, siblings, or any other person living in Employee’s home.

17. Related Person Accounts: “Related Person Accounts” include:

i.	accounts of or for the benefit of the Employee’s Related Persons;
ii.	accounts of or for the benefit of a person who receives material financial support from the Employee; and
iii.	trusts for which the Employee acts as trustee, executor or custodian.

18. Reportable Investments: “Reportable Investments” includes (i) US domiciled BlackRock open-end mutual funds or any other security/fund(s) communicated by Employee Compliance team from time to time; and (ii) all instruments defined as In-Scope Investments.

Limited

Global Personal Investments Policy

October 30, 2025

Annex 2: Asia Pacific Regional Requirements

1.

Notwithstanding the requirements in section 1 in the main policy, according to the rules set by those associations of which BlackRock Japan Co., Ltd. (hereinafter, “BlackRock Japan”) is a member, in Japan, this policy applies to all employees and contingent workers of BlackRock Japan (collectively, “BlackRock Japan Employees”) and to any “person who is in the same household with” a BlackRock Japan Employee, including any family member and/or partner who lives with the BlackRock Japan Employee, and any person who is supported financially by the BlackRock Japan Employee, even if not living with together (excluding any person who lives with the BlackRock Japan Employee but is financially independent).

•	BlackRock Japan Employees must disclose the accounts of a “person who is in the same household with the employee” as defined above on MCO. (Requirement to section 2)
•

BlackRock Japan Employees must pre-clear any personal trading of “person who is in the same household with the employee” as defined above on MCO, except for transactions discussed in Section 6. (Requirement to section 5)

•	Footnote 3 does not apply to BlackRock Japan Employees who are contingent workers. (Requirement to section 3.1)
2.	Notwithstanding the requirements in sections 8, 9, and 11, BlackRock Japan employees are prohibited from:
•	selling negotiable securities (including securities listed on the S&P200, and other listed indices) within six months of purchase;
•	transacting in derivatives on negotiable securities, OTC derivatives, and CFDs;
•	transacting on margin or engaging in short sale transactions of negotiable securities;
•	exercising options (Requirement to sections 9.1); and
•	transacting in futures (Requirement to sections 9.2).
3.

In addition to the ban on short-term trading profits in section 11, BlackRock Japan Employees are prohibited from selling negotiable securities within six months of purchase regardless of whether they may profit from the trade. (The restricted period is calculated from the most recent purchase of the security.) (Requirement to Clause 11)

4.

BlackRock Japan Employees have just one exempted transaction: the restriction on short-term trading profits does not apply to the transactions in BlackRock, Inc. (BLK) during open window periods and with prior pre-clearance approval. (Requirement to Clause 11)

5.	BlackRock Japan Employees who are Portfolio Employees as defined below and as discussed in section 10 are filed with the Japan FSA as persons who use investment discretion.
6.	BlackRock Japan defines Japan Investment Personnel (“JIP”) as the BlackRock Japan Employees in the following groups or departments (Requirement to section 10):
•	Investment Group, Trading & Liquidity Strategies Department, and other department if deemed necessary by Japan Compliance Head.
7.

BlackRock Japan employees engaged in company research may not transact in securities (including but not limited to rights, corporate bonds, and other instruments that include the possibility of conversion to shares, including shares, subscription rights, and corporate bonds with new-share subscription rights) of companies including competitors for peer comparison and affiliated companies of any research activity (including companies they cover in a foreseeable future). (Requirement to Clause 10)

8.	Securities of companies included in S&P200, FTSE 100, S&P/TSX60 and ASXIOO are not exempt from the blackout-period (Requirement to section 10).

Other requirements in Japan

1.

In accordance with the rules of The Investment Trust Association, Japan (“ITA”), BlackRock Japan as a member of association, Personal Trading Control Manager (the Head of BlackRock Japan Compliance is designated as the Personal Trading Control Manager, who may appoint persons to conduct relevant activities including pre-clearance on his/her behalf).

2.	Any revisions or abolition of this policy will be effective in Japan after obtaining approval from the Risk Control Committee in BlackRock Japan Co., ltd.

Limited